LINENS 'N THINGS, INC.
                                 6 Brighton Road
                            Clifton, New Jersey 07015

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 1997

                                   ----------

To Linens 'n Things Shareholders:

     The Annual Meeting of Shareholders of Linens 'n Things, Inc., a Delaware corporation, will be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey, on Tuesday, May 6, 1997, at 10:00 a.m., for the following purposes:

         1.   To elect one director for a three year term.

         2. To consider and act upon a proposal to approve the adoption of the 1996 Incentive Compensation Plan for the purpose of compliance with Section 162(m) of the Internal Revenue Code.

         3. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.


     Shareholders of record at the close of business on March 18, 1997 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof.


                                            By order of the Board of Directors,

                                            /s/  Brian D. Silva

                                            BRIAN D. SILVA
                                            Secretary

March 24, 1997

--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

--------------------------------------------------------------------------------

                             LINENS 'N THINGS, INC.
                                 6 Brighton Road
                            Clifton, New Jersey 07015

                                   ----------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 6, 1997

                                   ----------

                                 PROXY STATEMENT

     This Proxy Statement is being furnished to the shareholders of Linens 'n Things, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 6, 1997, at 10:00 a.m., at 6 Brighton Road, Clifton, New Jersey and at any and all postponements or adjournments thereof (the "Annual Meeting"). At the Annual Meeting, shareholders of the Company are being asked to consider and vote on (1) the election of one director for a three year term and (2) the approval of the adoption of the 1996 Incentive Compensation Plan for the purpose of compliance with Section 162(m) of the Internal Revenue Code. This is the first solicitation by the Company of proxies for an annual meeting of shareholders. The Company was a wholly-owned subsidiary of CVS Corporation ("CVS"), formerly Melville Corporation, until November 26, 1996, when CVS completed an initial public offering (the "IPO") of 13,000,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"). As a result of the IPO, the Company became a separate, publicly held corporation. This Proxy Statement, Notice of Meeting and accompanying proxy are first being mailed to shareholders on or about April 1, 1997.

                                     GENERAL

     The holders of shares of the Company's Common Stock of record at the close of business on March 18, 1997 are entitled to vote such shares at the Annual Meeting. On March 18, 1997, there were outstanding 19,267,758 shares of Common Stock. The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business. Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote. The proposal to approve the 1996 Incentive Compensation Plan, as described in this Proxy Statement, requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. In determining whether a particular proposal submitted to shareholders has received the requisite votes for approval, abstentions would be counted and would have the same effect as a vote against the proposal, and broker non-votes would not be counted and would have no effect on the outcome of that vote. However, neither abstentions nor broker non-votes are counted as votes cast in connection with determining the plurality required to elect directors and will have no effect on the outcome of that vote. Shares of Common Stock represented by a proxy received in time for the Annual Meeting and properly executed will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted for the person designated in the proxy as the Board of Directors' nominee for director, for approval of the adoption of the 1996 Incentive Compensation Plan and, with respect to any other matters properly submitted to shareholders at the Annual Meeting, as recommended by the Board of Directors or, if no such recommendation is given, in its discretion.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of such proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company at the Annual Meeting prior to the voting of the proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

     This proxy solicitation is being made on behalf of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone, telefax or telex by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

                                     ITEM 1
                            ELECTION OF ONE DIRECTOR

     General. The Board of Directors currently consists of four members and is divided into three classes approximately equal in size. Directors are generally elected for three-year terms on a staggered term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year's nominee has been nominated to serve for a three-year term expiring in the year 2000. The Company has inquired of such nominee and determined that he will serve if elected.

     The Amended and Restated Certificate of Incorporation of the Company and the Stockholder Agreement among the Company, CVS Corporation ("CVS") and Nashua Hollis CVS, Inc., a wholly-owned indirect subsidiary of CVS ("Nashua Hollis"), dated November 25, 1996, provides that CVS has the right to designate (i) two members of the Board of Directors of the Company so long as CVS in aggregate owns at least 15% of the total votes represented by the total outstanding voting stock, (ii) one member of the Board of Directors of the Company so long as CVS in aggregate owns at least 5% but less than 15% of the total outstanding voting stock, and (iii) no members of the Board of Directors of the Company at such time as CVS in aggregate owns less than 5% of the total outstanding voting stock. Pursuant to the terms of the Stockholder Agreement, CVS, which in the aggregate currently owns approximately 32.5% of the total outstanding Common Stock of the Company, designated Messrs. Goldstein and Conaway to the Company's Board of Directors. For more information about other provisions of the Stockholder Agreement see "Certain Transactions With Related Parties."

     The nominee to the Board of Directors at this Annual Meeting is a current director of the Company. Set forth below is a brief description of the background of the nominee for election to the Board of Directors at this Annual Meeting. Also set forth below are the existing directors whose terms of office extend beyond this Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the Company's nominee for director.


                   Nominee for Election at the Annual Meeting

PHILIP E. BEEKMAN                                    Director since January 1997

     Mr. Beekman, age 65, is currently President of Owl Hollow Enterprises, Inc., a consulting and investment company. From 1986 to 1994, Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook SupeRx, Inc., a retail drug store chain. Prior to that he was President and Chief Operating Officer of Seagram Company Limited. Mr. Beekman is also a director of Fisher Scientific International, Inc., Mafco Consolidated Group Inc., General Chemical Group, Inc. and BT Office Products International.


                  Directors Whose Terms Do Not Expire this Year

NORMAN AXELROD                                     Director since September 1996

     Mr. Axelrod, age 44, has been Chief Executive Officer and President of Linens 'n Things since 1988. Mr. Axelrod was additionally appointed Chairman of the Board of Directors of the Company effective as of January 1997. Mr. Axelrod's term as a director of the Company expires in 1999. Prior to joining Linens `n Things, Mr. Axelrod held various management positions at Bloomingdale's between 1976 to 1988 including: Buyer, Divisional Merchandise Manager, Vice President/Merchandise Manager and Senior Vice President/General Merchandise Manager.

CHARLES C. CONAWAY                                 Director since September 1996

     Mr. Conaway, age 36, is Executive Vice President and Chief Financial Officer of CVS. Mr. Conaway's term as director of the Company expires in 1999. Prior to joining CVS, he held the position of Executive Vice President and Chief

Operating Officer for Reliable Drug Stores, Inc. Mr. Conaway joined CVS in 1992 as the Senior Vice President, Pharmacy, and has held his current positions since 1995.

STANLEY P. GOLDSTEIN                                 Director since October 1996

     Mr. Goldstein, age 62, is Chairman and Chief Executive Officer of CVS. Mr. Goldstein's term as a director of the Company expires in 1998. Mr. Goldstein co-founded Consumer Value Stores, a retail drug store chain, in 1963. CVS was acquired by Melville Corporation in 1969, at which time Mr. Goldstein became President of the CVS Division of Melville Corporation. In 1984 he was appointed Executive Vice President of Melville Corporation, in January 1986, President of Melville Corporation and in January 1987, Chairman and Chief Executive Officer of Melville Corporation. Mr. Goldstein is on the board of directors of CVS, NYNEX Corporation and Footstar, Inc. and on the board of overseers of The Wharton School, University of Pennsylvania.

     Director Compensation - Attendance; Committees. Directors who are not receiving compensation as officers or employees of the Company or any of its affiliates are paid an annual retainer of $10,000 and a $750 fee for attendance at each meeting of the Board or any committee of the Board. Non-employee directors are also eligible to participate in the 1996 Non-Employee Director Stock Plan. Under the 1996 Non-Employee Director Stock Plan, each non-employee director is entitled to receive an option to purchase 7,000 shares of the Company's Common Stock on the date of the November 1996 IPO or, if later, the date of such director's first election to the Board of Directors. In addition, each non-employee director is entitled to receive an option to purchase 700 shares of the Company's Common Stock on the date of each Annual Meeting following the IPO.

     The 1996 Non-Employee Director Stock Plan also provides for automatic grants of 700 stock units ("Stock Units") to each non-employee director on the date of the IPO and thereafter on the date of each annual meeting following the IPO. Each Stock Unit represents the right to receive one share of Common Stock at the end of a specified period. One-half of such Stock Units will be paid six months and a day after the grant date and the other half on the date of the next Annual Meeting, provided that on such date the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after attaining age 65.

     The Board of Directors held one meeting in 1996 following the IPO, and otherwise addressed necessary business by unanimous written consent. The Compensation Committee which was formed on November 22, 1996, acted by unanimous written consent in 1996. The Board of Directors has established an Audit Committee and a Compensation Committee. There is no standing nominating committee. Messrs. Goldstein and Conaway are the current members of the Compensation Committee and Mr. Beekman is currently the sole member of the Audit Committee.

     The Board is expected to increase to up to seven members during fiscal 1997 and the Company is currently considering various potential candidates.

     Audit  Committee.  The  Audit  Committee  is  intended  to  function  as  a communication point among non-Audit Committee directors, the independent auditors and Company management as their respective duties relate to financial accounting, reporting and internal controls. The Audit Committee is also intended to assist the Board of Directors in fulfilling its responsibility with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, and reporting practices of the Company and the sufficiency of auditing. Mr. Beekman is Chairman of the Audit Committee.

     Compensation Committee. The principal responsibilities of the Compensation Committee will include determination and administration of compensation for the senior officers of the Company and other key members of the Company's management, including salary and incentive based plans and ongoing review, in consultation with the Company's executive management and the Board of Directors, of the policies relating to compensation of the Company's senior officers and other key members of the Company's management. Mr. Goldstein is Chairman of the Compensation Committee.

                             EXECUTIVE COMPENSATION

     The following table sets forth information on compensation earned in fiscal years 1996 and 1995 by the Company's Chairman, Chief Executive Officer and President and the three other most highly compensated key policy making officers of the Company.

                           SUMMARY COMPENSATION TABLE
                                                                      Long Term Compensation
                                                                  ------------------------------
                                            Annual Compensation               Awards
                                          ----------------------  ------------------------------
                                                                                    Number of
                                                                   Restricted      Securities        All Other
    Name and Principal            Fiscal                              Stock    Underlying Options/ Compensation
         Position                  Year   Salary ($)    Bonus ($) Award(s) ($)       SARs #             ($)
     -----------------             -----   --------     --------   -----------  ----------------   -------------
Norman Axelrod, Chairman,          1996    475,000       65,313      999,353(1)     385,355           3,167(5)
   Chief Executive                 1995    455,000            0      750,004(2)      75,069(3)(4)     6,918(6)
   Officer and President
James M. Tomaszewski, Senior       1996    279,000       27,900      290,438(1)      75,000           1,357(5)
   Vice President, Chief           1995    264,000            0      100,016(2)      17,324(3)(4)     5,373(6)
   Financial Officer
Steven B. Silverstein, Senior      1996    275,000       27,500      290,438(1)      75,000           3,167(5)
   Vice President, General         1995    265,000            0      200,031(2)      23,098(3)(4)     7,069(6)
   Merchandise Manager
Hugh J. Scullin,                   1996    210,000       21,000      174,263(1)      45,000           3,167(5)
   Senior Vice President,          1995    210,000            0            0          6,929(3)(4)     8,519(6)
   Store Operations


----------
(1) Valuation of the restricted stock awards in the above table is based on the initial public offering price of $15.50, net of consideration paid of $0.01 per share. The number and value of the restricted stock holdings at the end of fiscal 1996 for each of the named executives is: Mr. Axelrod, 64,516 shares, $1,265,481; Mr. Tomaszewski 18,750 shares, $367,781; Mr.
     Silverstein 18,750 shares, $367,781; and Mr. Scullin 11,250 shares, $220,669. The foregoing values are calculated by multiplying the total number of restricted shares by the closing price of the Company's Common Stock on the last day of fiscal 1996, $19.625, net of consideration paid of $0.01 per share. Shares of restricted stock vest 25% on July 1, 1997, July 1, 1998, July 1, 1999 and July 1, 2000. Holders of restricted stock are entitled to receive dividends, if any, on the restricted stock.

(2) Represents CVS restricted stock which was subject to a four year vesting period from the date of grant, April 11, 1995. As of the IPO date Messrs. Tomaszewski and Silverstein elected to surrender 3,091 and 6,182 CVS restricted shares, with a value of $129,822 and $259,644, respectively, (based on the value of CVS common stock on the IPO date of $42.00) for an equivalent number of vested CVS share units payable on November 25, 1999. With respect to Mr. Axelrod, all remaining shares of CVS restricted stock became immediately vested in connection with the IPO and along with certain stock options and accumulated pension benefits, were terminated and a deferred compensation account was established for him in lieu thereof. See "Employment Agreements and Change of Control Agreements."

(3) These options were grants to buy CVS common stock which become exercisable in one-third increments over a three year period, except for Mr. Scullin who received a traditional grant which was fully exercisable one year after the grant date. An additional one-third of the options granted to Messrs. Tomaszewski and Silverstein became fully vested and were exercisable for approximately a 90-day period following the IPO at which time the exercise period expired. In the case of Mr. Scullin, his options were fully exercisable for approximately a 90-day period following the IPO. In the case of Mr. Axelrod, his options are fully exercisable until December 31, 1999. See footnote (1) to table entitled "Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" for description of option exercises in 1996. Except in the case of Mr. Axelrod, all CVS options have been cancelled following the expiration of such 90 day period after the IPO.

(4) The information shown in the table reflects the spinoff by CVS of Footstar, Inc. in October 1996 which resulted in (i) reducing the exercise price of the options to buy CVS common stock to 86.59% of the original exercise price and increasing the number of securities underlying such options by 15.49%; and (ii) increasing the number of shares of restricted stock by 15.49%.

(5) Represents $3,167, $1,357, $3,167, and $3,167 contributed under the CVS 401(k) profit sharing plan from January through November of 1996 for Messrs. Axelrod, Tomaszewski, Silverstein and Scullin, respectively.

(6) Includes $3,918, $2,373, $4,069 and $5,519 contributed under the CVS 401(k) profit sharing plan for Messrs. Axelrod, Tomaszewski, Silverstein and Scullin, respectively, and shares of CVS common stock with a value of $3,000 contributed under the CVS employee stock ownership plan for each of the named executives.

     Option Grants in Last Fiscal Year. The table below sets forth certain information concerning stock options granted during 1996 by the Company to the Chief Executive Officer and each of the other named executive officers of the Company. The hypothetical present values on date of grant shown in the last column below for stock options granted in 1996 are presented pursuant to the rules of the Securities and Exchange Commission (the "SEC") and are calculated under the modified Black-Scholes Model for pricing options. The Company is not aware of any model or formula which will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend upon the excess, if any, of the market price of the Company's Common Stock over the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized. No stock appreciation rights ("SARs") have been granted or are outstanding.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          Individual Grants
                                     ----------------------------------------------------------
                                        Number of      Percent of
                                       Securities    Total Options                                   Grant Date
                                       Underlying      Granted to   Exercise or                        Present
                                     Options Granted  Employees in  Base Price     Expiration           Value
         Name                           (#)(1)       Fiscal Year(2)  ($/Share)        Date              ($)(3)
        ------                       --------------   -------------  --------       ---------         ---------
Norman Axelrod.......................    385,355          38.8%        15.500       11/24/2006       2,512,515
James M. Tomaszewski.................     75,000           7.5%        15.500       11/24/2006         489,000
Steven B. Silverstein................     75,000           7.5%        15.500       11/24/2006         489,000
Hugh J. Scullin......................     45,000           4.5%        15.500       11/24/2006         293,400


----------
(1) These ten year options were granted under the 1996 Incentive Compensation Plan at fair market value and vest and become exercisable with respect to 25% of the underlying shares on November 25, 1997, 1998, 1999 and 2000.

(2)  Options were granted during 1996 to purchase a total of 994,330 shares.

(3) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted include the stock's expected volatility rate (45%), risk free rate of return (6.0%), dividend yield (0%), projected time of exercise (5 years) and projected risk of forfeiture and non-marketability for the vesting period (5% per annum).

     Option Exercises And Year-End Option Holdings. The following table shows information regarding option exercises during 1996 as well as 1996 year-end option holdings for each of the named executive officers.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                          Value of Unexercised
                                               Shares                 Number of Securities    In-the-Money
                                              Acquired               Underlying Unexercised   Options/SARs
                                                 on         Value   Options/SARs at FY- End   at FY-End ($)
                                              Exercise    Realized      (#) Exercisable/      Exercisable/
         Name                                    (#)         ($)        Unexercisable(1)    Unexercisable(1)
         -----                                --------     -------    ---------------------  --------------
Norman Axelrod..............................      0           0            0/385,355           0/1,589,589
James M. Tomaszewski........................      0           0             0/75,000             0/309,375
Steven B. Silverstein.......................      0           0             0/75,000             0/309,375
Hugh J. Scullin.............................      0           0             0/45,000             0/185,625


----------
(1) Each of the named executive officers also received from CVS, prior to the IPO, options to purchase shares of CVS common stock. As of December 31, 1996 the number of exercisable and unexercisable securities underlying such options were as follows: Mr. Axelrod 75,069/0, Mr. Tomaszewski 20,210/0,
     Mr. Silverstein 25,214/0 and Mr. Scullin 12,705/0. The value of unexercised, in-the-money options as of December 31, 1996, measured against the closing price of CVS common stock of $41.375, for options that were exercisable and for options that were unexercisable, is as follows: Mr. Axelrod $676,562/0, Mr. Tomaszewski $169,025/0, Mr. Silverstein $159,768/0
     and Mr. Scullin $30,908/0. Only Mr. Scullin exercised options during 1996, for a realized value of $58,375 by exercising 9,816 options. The information in this footnote reflects the spinoff by CVS of Footstar, Inc. in October 1996 which resulted in reducing the exercise price of the options to buy CVS common stock to 86.59% of the original exercise price shown on the table and increasing the number of securities underlying such options by 15.49%. None of such options, except those held by Mr. Axelrod are currently outstanding. See footnote (3) to Summary Compensation Table.

     Employment Agreements and Change in Control Agreements. The Company has entered into employment agreements with Messrs. Axelrod, Tomaszewski, Silverstein, and Scullin (each an "Employment Agreement" and collectively the "Employment Agreements"). The following briefly summarizes the principal terms of the Employment Agreements.

     The period of employment under the Employment Agreements extends initially for four years subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year. Initially, the base salary will be $475,000, $279,000, $275,000 and $210,000 for Messrs. Axelrod,
Tomaszewski, Silverstein and Scullin, respectively, and there will be an annual target bonus opportunity of a minimum of 55% and a maximum of 110% of base salary for Mr. Axelrod and 40% of base salary for the other named executive officers. The Employment Agreements also generally provide for (i) continued payment of base salary, incentive compensation, and other benefits for 24 months in the case of Mr. Axelrod and for 12 months in the case of the other named executive officers in the event the executive's employment is terminated other than in connection with a termination by the Company for "cause" or voluntary termination by the executive without "good reason;" (ii) other restrictive covenants including non-disclosure, non-solicitation of employees and availability for litigation support; (iii) participation in certain benefit plans and programs (including retirement benefits, disability and life insurance, and medical benefits); (iv) annual and long-term incentive compensation opportunities; and (v) deferred compensation arrangements. In the case of Mr. Axelrod, he received from the Company an initial crediting to a deferred compensation account of approximately $2.2 million in lieu of certain accumulated pension benefits, outstanding CVS restricted stock awards and outstanding CVS stock options.

     In the event of a change in control, the Employment Agreements generally provide lump sum severance benefits equal to 2 times (2.99 for Mr. Axelrod) base salary and target bonus and continued participation in certain welfare benefit plans for 24 months (36 months for Mr. Axelrod). In addition, in the case of voluntary termination the Company may elect to pay the executive over a 12 month period an amount equal to annual base salary plus target annual bonus in exchange for the executive's agreement not to compete with the Company for a period of one year. Upon a termination for cause, the executives have agreed not to compete with the Company for a period of one year.

     A "change in control" is defined to include a variety of events, including significant changes in the stock ownership of the Company or a significant subsidiary, certain changes in the Company's Board of Directors, certain mergers and consolidations of the Company or a significant subsidiary, and the sale or disposition of all or substantially all of the consolidated assets of the Company. "Good reason" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Axelrod or a material breach of the Employment Agreement by the Company. "Cause" is defined generally as a breach of the restrictive covenants referred to in clause (ii) above, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Company.

     If payments under the Employment Agreements following a change in control are subject to the "golden parachute" excise tax, the Company will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as would have been the case had such excise tax not applied. The Employment Agreements obligate the Company to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and, in the case of Mr. Axelrod, provides that the Company generally will reimburse Mr. Axelrod for expenses incurred in seeking enforcement of his Employment Agreement, unless Mr. Axelrod's assertion of such rights is in bad faith or is frivolous.

Report on Compensation of Executive Officers

     The Company first established its Compensation Committee of the Board of Directors on November 22, 1996, prior to the IPO. Compensation matters for the Company's Chief Executive Officer and the other named executive officers for fiscal 1996 prior to the IPO were determined by CVS, of which the Company was a wholly-owned indirect subsidiary of CVS prior to the IPO. Compensation decisions for the Company's Chief Executive Officer and the other named executive officers for fiscal 1997 will be reviewed and determined by the Compensation Committee of the Board of Directors.

     The overall objectives of the Company's executive compensation program are to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.

     The Company's executive compensation program as currently in place was reviewed and approved by CVS at and prior to the Company's IPO. A national compensation consultant was retained by CVS to assist in the design of the executive compensation program for the Company to be in effect at the time of the IPO. The consultant reviewed competitive compensation in connection with the Company's senior officers, including the Chief Executive Officer and each of the other named executive officers as well as other members of the management group. This review included compensation levels reported for senior executives of a survey group of 14 retailers.

     Base Salary. Based on this survey group review, base salaries for the Chief Executive Officer and the other named executives were established at approximately the mean of the range of salaries considered in the survey group. Actual total remuneration levels may range below or above target in any one year and over a period of years based on performance against annual and long term goals and return to shareholders. At the time of the November 1996 IPO, the Company entered into employment agreements with the Chief Executive Officer and each of the named executives under which the minimum base pay level for each individual was established at the fiscal 1996 base pay level.

     Incentive Awards. The CVS incentive program provided for cash bonuses based on performance relative to predetermined objectives established for the year. For 1996, the target award was 55% for the Chief Executive Officer and 40% for each of the other named executives. Larger awards may be permitted from time to time if performance exceeds predetermined objectives. Smaller or no awards may be made if performance falls below such objectives. Eligible members of management, including the Chief Executive Officer and the other named executives, can defer receipt of a portion of their incentive award. Incentive bonuses payable to the Chief Executive Officer and the other named executives for 1996 were based on profit objectives established by CVS in early 1996 based on the Company's earnings and the actual 1996 incentive awards were determined to be twenty-five percent of target awards for each of the named executives.


     Stock Based Compensation. At the time of the IPO the Company established its 1996 Incentive Compensation Plan, which is further described under "Approval of the Adoption of the 1996 Incentive Compensation Plan" below. The 1996 Incentive Compensation Plan provides for nonqualified stock options, incentive stock options, grants of restricted or deferred shares, and other types of awards. Pursuant to this plan, at the time of the IPO the Company granted both restricted shares and stock options to the executive officers and certain other employees of the Company.

     The purpose of the restricted shares grant is to enhance the continuity of management during the restricted grant period. The specific number of restricted shares granted to management employees including the Chief Executive Officer was determined by the Compensation Committee of the Board of Directors in conjunction with discussions with CVS and the CVS compensation consultant. The objective was to be competitive with restricted share grants of certain other retail companies which had gone public. Stock options are granted at fair market value and are intended to align executive compensation opportunities with shareholder returns.

     Stock options granted at the time of the IPO were made at levels determined by the Compensation Committee of the Board of Directors of the Company, in consultation with CVS and the CVS compensation consultant, to be competitive with stock option grants of the survey group. The combination of stock options and restricted stock grants at the time of the IPO was targeted to be at or near the mean of the survey group for positions of similar size, scope and complexity including the Chief Executive Officer position. Stock options are intended to provide long term compensation incentive, and future grants of options or other awards will be periodically reviewed and determined by the Compensation Committee of the Board.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m), however, disallows a deduction to the extent of excess non-performance based compensation over $1 million is paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers. The Company believes that Section 162(m) deduction limits for fiscal 1997 will not be applicable or, if applicable, would not be material in terms of net financial effect or number of persons covered and therefore the Company does not intend to seek to restructure any fiscal 1997 compensation arrangements. The Company and the Compensation Committee will continue to monitor this matter.

                                         Compensation Committee of the
                                         Board of Directors (after the IPO):


                                         Stanley P. Goldstein, Chairman
                                         Charles C. Conaway

Performance Graph

     The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock from November 26, 1996, the first trading day of the Company's Common Stock, to January 31, 1997, with the cumulative total return on the Standard & Poor's Specialty Retail Index, the 14 Company Peer Group Index and the Standard & Poor's 500 Index for the same period. In accordance with SEC rules, the returns are indexed to a value of $100 at November 26, 1996 and it is assumed that all dividends were reinvested.

     The 14 Company Peer Group Index is comprised of the following companies in the retail industry: Bed, Bath & Beyond; Bombay Company; Borders Group; Fabri-Centers of America; General Nutrition Cos.; Haverty Furniture Cos.; Lechters, Inc.; Michaels Stores, Inc.; Petsmart, Inc.; Pier 1 Imports, Inc.; Sharper Image, Inc.; Sports Authority, Inc.; Strouds, Inc. and Williams-Sonoma, Inc. The returns of each issuer in the 14 Company Peer Group Index has been weighted according to the issuer's stock market capitalization at the beginning of each period for which a return is indicated.


    Comparison of Year End Cumulative Total Return of Linens 'n Things Inc.,
                   Standard & Poor's Specialty Retail Index,
             14 Company Peer Group and Standard & Poor's 500 Index.

[The following table is represented by a line chart in printed material.]

                                     11/26/96   11/29/96   12/31/96    1/31/97
                                      -------    -------    -------    -------
Linens 'n Things, Inc. ............    $100.0     $100.8    $126.6     $141.9
S&P Specialty Retail Index ........     100.0       98.9      91.3       78.8
14 Company Peer Group .............     100.0       99.2      95.3      100.5
Standard & Poor's 500 .............     100.0      100.1      98.2      104.3

     Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of Mr. Goldstein and Mr. Conaway. Mr. Goldstein is Chairman of the Board, Chief Executive Officer and a Director of CVS and Mr. Conaway is Executive Vice President and Chief Financial Officer of CVS. CVS owns approximately 32.5% of the Company's Common Stock.

     Certain Transactions With Related Parties. The Company was acquired by Melville Corporation in 1983. After the Company's IPO in November 1996, CVS, as successor in interest to Melville Corporation, was permitted to designate two members of the Board of Directors of the Company.

     Administrative Costs. CVS has historically allocated various administrative costs to the Company. Allocations were based on the Company's ratable share of costs incurred by CVS on behalf of the Company for the combined programs. The total costs allocated to the Company in 1996 through the date of the IPO was approximately $900,000. Since the IPO, CVS no longer provides the real estate or administrative services to the Company, except for the transitional services referred to below.

     CVS guaranteed the leases of certain stores operated by the Company and prior to the IPO, charged a fee for that service which amounted to approximately $300,000 in 1996. Since the IPO, CVS has: (i) remained obligated under its guarantees of the Company's store leases where CVS guaranteed such leases in the past (including extensions and renewals provided for in the terms of such leases at the time such guarantees were furnished); and (ii) guaranteed certain new leases identified in the Stockholder Agreement through the initial term thereof. Except for the foregoing, CVS will no longer enter into any guarantees of leases on behalf of the Company. The Company will agree to indemnify CVS under the Stockholder Agreement for any losses arising in connection with such lease guarantees.

     CVS and the Company entered into a transitional services agreement (the "Transitional Services Agreement") effective concurrently with the IPO under which CVS provides or causes to be provided to the Company certain specified services for a transitional period after the IPO. The transitional services to be provided by CVS include; check authorization and collection, insurance claims administration and, under certain circumstances, VSAT satellite communications system services (the "Services"). The Transitional Services Agreement provides that the Services will be provided in exchange for fees based on CVS's costs for such Services. The period for which CVS will provide the Services will vary depending on the type of Service, but will in no event exceed eighteen months. Pursuant to the Stockholder Agreement, CVS may terminate the provision of any or all of the Services if a person or group acquires a majority of the beneficial ownership of Common Stock of the Company ("Majority Beneficial Ownership"). In addition, at the request of the Company, CVS will continue to provide, for a period ending no later than May 31, 1997, administrative services under certain welfare benefit plans with respect to employees of the Company as of the IPO, with the cost of such services to be paid by the Company.

     Financing. The weighted average interest rate on borrowings by the Company from CVS for 1996 through the IPO was 6.2%. Concurrently with the IPO, the Company issued $13.5 million of subordinated indebtedness to CVS. The Subordinated Note consisted of a $10 million tranche ("Tranche A") and a $3.5 million tranche ("Tranche B"), each of which is for a four year term at an interest rate of 90-day LIBOR plus the spread that would from time to time be applicable to 90-day LIBOR borrowings under the Company's revolving credit facility. There is no principal amortization prior to maturity. If the net proceeds to CVS of the IPO plus the net proceeds from any subsequent public or private sales of Common Stock by CVS, together with the market value of the Common Stock of which CVS continues to be the beneficial owner at December 31, 1997 (collectively, the "CVS Value") (i) exceeds $375 million but is less than $400 million, then CVS would be required to reduce by 50% the outstanding principal amount of Tranche A; (ii) exceeds $400 million, then CVS would be required to reduce by 75% the outstanding principal amount of Tranche A; and
(iii) exceeds $450 million, then CVS would be required to reduce by 100% the total outstanding principal amount of Tranche A. To the extent that the gross proceeds received by CVS from any public or private sale by CVS of shares of the Company's Common Stock after the IPO exceeds such excess, (the "Appreciated Amount") the amount equal to the number of shares sold in such sales (the "Post-IPO Sold Shares") times $16.00 per share, the principal amount of Tranche B is reduced by: (i) 50% of the portion of the Adjusted Proceeds Amount (defined as the Appreciated Amount less transaction expenses attributable to the Appreciated Amount, determined on an after-tax basis at the applicable effective tax rate for CVS) up to 2.00 times the Post-IPO Sold Shares; and (ii) 65% of the remaining portion, if any, of the Adjusted Proceeds Amount (up to a maximum aggregate reduction for Tranche B of $3.5 million). The Subordinated Note includes certain customary events of default. With the exception of the Subordinated Note, subsequent to the IPO, the Company will no longer receive financing assistance support from CVS.

     The Stockholder Agreement. The Company, CVS and Nashua Hollis entered into the Stockholder Agreement effective concurrently with the IPO under which the Company and CVS agreed to certain arrangements. The Stockholder Agreement provides that the Company and CVS will indemnify each other against certain liabilities. In addition, pursuant to the Stockholder Agreement no person or group shall acquire Majority Beneficial Ownership unless (i) CVS receives prior written notice that such person or group proposes to acquire Majority Beneficial Ownership and (ii) prior to such acquisition such person or group provides to CVS (unless waived by CVS in writing) a guarantee of the obligations of the Company under the Stockholder Agreement to indemnify the CVS Group with respect to the CVS Lease Guarantees. Upon such person or group acquiring Majority Beneficial Ownership, CVS may terminate the provision of any or all of its services under the Transitional Services Agreement. The Stockholder Agreement provides that, at the request of CVS, the Company will use its best efforts to effect registration under the applicable federal and state securities laws of the shares of the Common Stock held by CVS for sale in accordance with certain specified methods described in the Stockholder Agreement on up to two occasions, and will take such other action necessary to permit the sale thereof in other jurisdictions, subject to certain limitations specified in the Stockholder Agreement. The Stockholder Agreement also provides that if the Company desires to register any shares of Common Stock for sale for its own account during the period after the IPO and before CVS has exercised its rights with respect to CVS's first registration right under the Securities Act of 1933 of its shares of the Company's Common Stock: (i) the Company is required to notify CVS of its desire to register such shares for sale; and (ii) if after receipt of such notice CVS elects to then proceed with such First CVS Registration, the Company may include its securities in such First CVS Registration (provided that if in the good faith view of the managing underwriter of such offering all or a part of such securities to be included for the Company's account cannot be sold or the inclusion thereof would be likely to have an adverse effect on the pricing, timing or distribution of the offering of Company securities by the CVS Group, then the inclusion of such securities or part thereof for the Company's account will not be permitted). If after receipt of such notice CVS does not elect to then proceed with such First CVS Registration, the Company may proceed with its offering. If CVS exercises its First CVS Registration right prior to the Company notifying CVS of its desire to sell shares of Common Stock for its own account, in accordance with the procedures described above, the Company may not, without the prior written consent of CVS, register such shares in connection with the First CVS Registration. CVS's rights with respect to such First CVS Registration on a priority basis expire on December 31, 1997 (if not theretofore exercised) after which time CVS would have two customary "demand" registration rights. CVS will also have the right, which it may exercise from time to time, to include the shares of Common Stock (and any other securities issued in respect of or in exchange for such shares) held by it in certain other registrations of Common Stock initiated by the Company on its own behalf or on behalf of its other shareholders. CVS may transfer certain registration rights to purchasers of the Company's Common Stock from CVS, which transferees may collectively exercise "demand" registration rights on not more than two occasions (other than CVS's two "demand" registrations). The Company will be responsible for customary registration and related expenses in connection with the exercise of such registration rights, except that CVS will pay one-half of such expenses in connection with each demand registration requested by CVS (and the excess of the Company's share of such CVS demand registration expenses over $200,000 in aggregate). Without the written consent of CVS, the Company may not grant to any person registration rights entitling such person to request that the Company effect, prior to January 1, 1998, a registration of Company securities under the Securities Act of 1933 for the account of such person. Such rights are subject to a "lock-up" agreement whereby CVS has generally agreed not to sell any shares of Common Stock without the prior consent of CS First Boston for a period of approximately six months after the IPO.

     The Stockholder Agreement provides generally that CVS will cease to have any liability under its employee benefit plans with respect to employees and former employees of the Company after the IPO, except that (i) options and other outstanding stock based awards with respect to CVS stock will generally continue to operate in accordance with their terms; (ii) the full account balances of current employees of the Company in CVS's 401(k) profit sharing plan will be transferred to a similar successor plan of the Company; and (iii) employees of the Company will be entitled to exercise applicable distribution rights under CVS's employee stock ownership plan.

     Terms of the Tax Disaffiliation Agreement. CVS and the Company have entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") that set forth each party's rights and obligations with respect to payments and refunds, if any, with respect to taxes for periods before and after the completion of the IPO and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

     In general, CVS is responsible for filing consolidated federal and consolidated, combined or unitary state income tax returns for periods through the date on which the IPO was completed, and paying the associated taxes. The Company will reimburse CVS for the portion of such taxes, if any, relating to the Company's businesses, provided, however, that with respect to any combined and unitary state income taxes based in part on allocation percentages, the Company will reimburse CVS for the portion of such taxes attributable to the Company's businesses' contributions to the relevant allocation percentage. The Company will be reimbursed, however, for tax attributes, such as net operating losses and foreign tax credits, when and to the extent that they are used on a consolidated, combined or unitary basis. The Company will be responsible for filing, and paying the taxes associated with, all other tax returns for tax periods (or portions thereof) relating solely to the Company's businesses. CVS, however, will be responsible for preparing all income tax returns to be filed by the Company for tax periods that end on or before the date on which the IPO was completed.

     In general, the Company has agreed to indemnify CVS for taxes relating to a tax period (or portion thereof) ending on or before the completion of the IPO to the extent such taxes are attributable to the Company's businesses or, in the case of any combined and unitary state income taxes based in part on allocation percentages, to the extent such taxes are attributable to contribution of the Company's businesses to the relevant allocation percentage and CVS will agree to indemnify the Company for all other taxes relating to a tax period (or portion thereof) ending on or before the completion of the IPO. The Tax Disaffiliation Agreement also provides that CVS will generally pay to the Company the net benefit realized by CVS relating to the Company's businesses from the carryback to tax periods or portions thereof ending on or before the completion of the IPO of certain tax attributes of the Company arising in tax periods or portions thereof beginning after the completion of the IPO.

     The Company and CVS have agreed not to take (or omit to take) any action that results in any increased liability relating to a tax period (or portion thereof) ending on or before the completion of the IPO. The Company and CVS have each agreed to indemnify the other for liabilities arising as a result of the breach of this agreement. The Company also agreed to indemnify CVS for liabilities resulting from a breach by the Company of a similar agreement and certain other agreements contained in the Tax Disaffiliation Agreement among Footstar, Inc., Melville Corporation (CVS's predecessor) and their respective affiliates, to which the Company continues to be a party after completion of the IPO.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of February 1, 1997. Except where otherwise indicated, such beneficial owner has sole voting and investment power as to such shares.

   Beneficial Owner                    Number of Shares        Percent of Class
   ---------------                     ----------------         --------------
   CVS Corporation* .................      6,267,758                 32.5%
     One CVS Drive
     Woonsocket, Rhode Island 02895

----------
* According to the Schedule 13G filed by CVS on February 10, 1997, CVS is listed as the beneficial owner of the 6,267,758 shares which are held by Nashua Hollis CVS, Inc., an indirect subsidiary of CVS. Nashua Hollis CVS, Inc. is a New Hampshire corporation with offices located at 670 White Plains Road, Scarsdale, New York 10583.

     Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of February 1, 1997, by each director and nominee of the Company, each of the four named executive officers listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than 1% of the total outstanding Common Stock, and all directors and executive officers as a group own less than 1% of the total outstanding Common Stock.


                                No. of Shares                                           No. of Shares
                                  of Common                                               of Common
Name of Beneficial Owner         Stock (1)(2)       Name of Beneficial Owner              Stock(1)(2)
-----------------------          ------------       -----------------------              ------------
N. Axelrod (3) ................         64,816      J. Tomaszewski ....................      18,750
P. Beekman ....................          1,000      S. Silverstein ....................      19,750
C. Conaway ....................              0      H. Scullin(4) .....................      12,950
S. Goldstein ..................              0
                                                    All executive officers and
                                                      directors as a group ............     117,266

----------
(1) The shares listed include shares of restricted stock as follows: Mr. Axelrod, 64,516, Mr. Tomaszewski, 18,750, Mr. Silverstein, 18,750 and Mr. Scullin 11,250; and all executive officers as a group, 113,266.

(2) Mr. Conaway is a director of the Company and an officer of CVS. Mr. Goldstein is a director of the Company and is also a director and officer of CVS. Each disclaims beneficial ownership of the Common Stock of the Company owned by CVS and such shares are not included in their individual share ownership.

(3) Includes 200 shares held by Mr. Axelrod's minor children, as to which shares Mr. Axelrod disclaims beneficial ownership.

(4) Includes 500 shares held by Mr. Scullin's minor child, as to which shares Mr. Scullin disclaims beneficial ownership.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes all filings were timely made, except that the initial Form 3 for each of the above-named persons was not filed on the required date.

                                     ITEM 2
                         APPROVAL OF THE ADOPTION OF THE
                        1996 INCENTIVE COMPENSATION PLAN

     The Board of Directors is recommending for shareholder approval the Company's 1996 Incentive Compensation Plan (the "1996 ICP") which was approved by the Compensation Committee of the Board of Directors of the Company and by CVS, as sole beneficial shareholder of the Company at the time of the IPO. Approval of the 1996 ICP by the Company's public shareholders is being sought in order to qualify certain compensation under the 1996 ICP as "performance-based compensation" that is tax deductible by the Company without limitation under
Section 162 (m) of the Internal Revenue Code. As discussed above under the caption "Report on Compensation of Executive Officers," Section 162(m) of the Code and the regulations thereunder limit the Company's tax deductions for compensation to the Chief Executive Officer and the other named executive officers serving on the last day of the fiscal year to the extent the individual's compensation exceeds $1,000,000. In accordance with the regulations under Section 162(m), approval of the Company's public shareholders is being sought in order that certain awards granted under the 1996 ICP after the Annual Meeting to such individuals will qualify as "performance-based compensation" that are tax deductible by the Company without limitation under Section 162(m)'s $1,000,000 deductibility cap. For purposes of Section 162(m), shareholder approval of the 1996 ICP relates to eligibility, per-person award limitations, the performance objectives inherent in stock options and stock appreciation rights ("SARs"), and the business criteria incorporated in performance objectives under certain designated performance awards. In the event that shareholders fail to approve these terms of the performance goals relating to the 1996 ICP awards to be granted after the date of the Annual Meeting, such awards will not be granted to the extent necessary to meet the requirements of Treasury Regulation 1.162-27(e)(4). The awards granted under the 1996 ICP to date are not conditioned on or subject to shareholder approval and therefore will not be affected by such vote.

     The Board of Directors believes that attracting and retaining key employees is essential to the Company's growth and success. The following is a brief description of the material features of the 1996 ICP. Such description is qualified in its entirety by reference to the full text of the 1996 ICP, a copy of which has been filed with the Securities and Exchange Commission. A copy of the 1996 ICP will be provided to a shareholder free of charge upon written request addressed to the Secretary of the Company.

     Types of Awards. The terms of the 1996 ICP provide for grants of stock options, SARs, restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property ("Awards").

     Shares Subject to the 1996 ICP and Annual Limitations. Under the 1996 ICP, the total number of shares of the Company's Common Stock reserved and available for delivery to participants in connection with Awards is (i) 2,312,132 shares, plus (ii) 12% of the number of shares of Common Stock newly issued by the Company or delivered out of treasury shares during the term of the Plan (excluding any issuance or delivery in connection with Awards, or any other compensation or benefit plan of the Company); provided, however, that the total number of shares of Common Stock with respect to which incentive stock options may be granted shall be 1,974,944 shares. Shares of Common Stock subject to an Award that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of shares to the participant, including Common Stock withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will again be available for Awards under the 1996 ICP. Common Stock issued under the 1996 ICP may be either newly issued shares or treasury shares.

     In addition, the 1996 ICP imposes individual limitations on the amount of certain Awards. Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, shares of deferred stock, shares of Common Stock issued as a bonus or in lieu of other Company obligations, and other stock-based Awards granted to any one participant shall not exceed one million shares for each type of such Award, subject to adjustment in certain circumstances. The maximum amount that may be earned as a final annual incentive award or other cash Award in any fiscal year by any one participant is $3 million, and the maximum amount that may be earned as a final performance award or other cash Award in respect of a performance period by any one participant is $5 million.

     The Compensation Committee of the Board of Directors (the "Committee") is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the 1996 ICP and subject to outstanding Awards (including adjustments to exercise prices and number of shares of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles.

     Eligibility and Administration. Executive officers and other officers and employees of the Company or any subsidiary, including any such person who may also be a director of the Company, shall be eligible to be granted Awards under the 1996 ICP. Approximately 175 persons are currently eligible under the 1996 ICP. The 1996 ICP will be administered by the Committee except to the extent the Board elects to administer the 1996 ICP. The Committee will be comprised of two or more directors designated by the Board each of whom, unless otherwise determined by the Board, will be a "non-employee director" and an "outside director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, respectively. Subject to the terms and conditions of the 1996 ICP, the Committee is authorized to select participants, determine the type and number of Awards to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the 1996 ICP, and make all other determinations that may be necessary or advisable for the administration of the 1996 ICP.

                                NEW PLAN BENEFITS

                             Linens 'n Things, Inc.
                        1996 Incentive Compensation Plan

   Name and Position                              Dollar Value  Number of Units
   ----------------                                -----------  ---------------
Norman Axelrod, ...............    Stock Options    2,512,515     385,355(1)
Chairman, ..................... Restricted Stock      999,353      64,516(2)
Chief Executive Officer
and President

James M. Tomaszewski, .........    Stock Options      489,000      75,000(1)
Senior Vice President, ........ Restricted Stock      290,438      18,750(2)
Chief Financial Officer

Steven B. Silverstein, ........    Stock Options      489,000      75,000(1)
Senior Vice President, ........ Restricted Stock      290,438      18,750(2)
General Merchandise Manager

Hugh J. Scullin, ..............    Stock Options      293,400      45,000(1)
Senior Vice President, ........ Restricted Stock      174,263      11,250(2)
Store Operations

Executive Group (4 persons) ...    Stock Options    3,783,915     580,355(1)
                                Restricted Stock    1,754,492     113,266(2)

   Name and Position                              Dollar Value  Number of Units
   ----------------                                -----------  ---------------
Non-Executive Director ........    Stock Options          n/a         n/a
Group ......................... Restricted Stock          n/a         n/a

Non-Executive Officer .........    Stock Options    2,699,117     413,975(1)
Employee Group ................ Restricted Stock      734,226      47,400(2)

----------
(1) Options to purchase the Company's Common Stock at an exercise price of $15.50 per share, expiring on November 26, 2006. The options become exercisable in one-fourth increments on November 25, 1997, November 25, 1998, November 25, 1999 and November 25, 2000. Option valuation is calculated using the Black-Scholes option pricing model adapted for use in valuing stock options. The options were valued with a discount for vesting to reflect risk of forfeiture of 12.5% and without adjustment for nontransferability, assuming a volatility of the rate of return of the Company's Common Stock of 45%, a risk free rate of return of 6.0%, a dividend yield rate of 0% on the Company's Common Stock and an option exercise period of 5 years from the grant date. Volatility was calculated on the basis of volatility of a sample of companies in the general retail industry based on the average monthly stock price volatility rates over the last one, two, three and four years and using the median of approximately 45% of the sample group. The sample companies are the same retail companies as included in the survey group described in the Report on Compensation of Executive Officers or the Peer Group index of selected retail apparel companies set forth in the Performance Graph above. There is no assurance that the value realized on any option will be at or near the values estimated by the Black-Scholes model, which are based on a number of theoretical assumptions. The actual value, if any, that an optionee realizes will depend on the excess of the market price of the Company's Common Stock over the option exercise price on the option exercise date.

(2) Awards of restricted shares of the Company's Common Stock, vesting in one-fourth increments on July 1, 1997, July 1, 1998, July 1, 1999 and July 1, 2000. Valuation of the restricted stock is based on the initial public offering price of the Company's Common Stock of $15.50 per share, net of consideration paid of $0.01 per share.

     Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options ("ISOs") and non-qualified stock options, and SARs entitling the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR is determined by the Committee, but must not be less than the fair market value of a share of Common Stock on the date of grant (except to the extent of in-the-money awards or cash obligations surrendered by the participant at the time of grant). The maximum term of each option or SAR may not exceed ten years. Options may be exercised by payment of the exercise price in cash, Common Stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a fair market value equal to the exercise price, as the Committee may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the Committee.

     Restricted Stock, Deferred Stock and Dividend Equivalents. The Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements, prior to the end of a restricted period specified by the Committee. An Award of deferred stock confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares, other Awards, or other property equal in value to dividends paid on a specific number of shares or other periodic payments.

     Bonus Stock and Awards in Lieu of Cash Obligations and Other Stock-Based Awards. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The 1996 ICP also authorizes the Committee to grant other Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares.

     Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. In addition, the 1996 ICP authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of pre-established performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Committee expects will, for the year in which a deduction arises, be among the Chief Executive Officer and the three other executive officers (the "Named Executive Officers"), will, if so intended by the
Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by the Company under Code Section 162(m).

     The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of (i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criteria. In the case of performance awards intended to meet the requirements of Internal Revenue Code Section 162(m), the business criteria used must be one of those specified in the 1996 ICP, although for other participants the Committee may specify any other criteria. The business criteria specified in the 1996 ICP are: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; (9) total shareholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index. The Committee may, in its discretion, determine that the amount payable as a final annual incentive or performance award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount intended to qualify under Internal Revenue Code Section 162(m). Subject to the requirements of the 1996 ICP, the Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

     Other Terms of Awards. Awards may be settled in the form of cash, Common Stock, other Awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the 1996 ICP. Awards granted under the 1996 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes. Awards under the 1996 ICP are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the 1996 ICP, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

     Change in Control. The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of the Company except to the extent otherwise determined by the Committee at the date of grant. In addition, the Committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change in control. Upon the occurrence of a change in control, except to the extent otherwise determined by the Committee at the date of grant, options may at the election of the participant be cashed out based on a defined "change in control price," which will be the higher of (i) the cash and fair market value of property that is the highest price per share of Common Stock paid (including extraordinary dividends) in any change in control or liquidation of shares of Common Stock following a sale of substantially all of the assets of the Company, or (ii) the highest fair market value per share of Common Stock (generally based on market prices) at any time during the 60 days before and 60 days after a change in control. "Change in control" is defined in the 1996 ICP to include a variety of events, including significant changes in the stock ownership of the Company or a significant subsidiary, changes in the Company's Board of Directors, certain mergers and consolidations of the Company or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of the Company.

     Amendment and Termination of the 1996 ICP. The Board of Directors may amend, alter, suspend, discontinue, or terminate the 1996 ICP or the Committee's authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the 1996 ICP will terminate at such time as no shares remain available for issuance under the 1996 ICP and the Company has no further rights or obligations with respect to outstanding Awards under the 1996 ICP.

     Initial Awards. Effective upon the IPO, the Committee made the following deferred stock grants: Mr. Axelrod -- 64,516 shares, Mr. Tomaszewski -- 18,750 shares, Mr. Silverstein -- 18,750 shares and Mr. Scullin -- 11,250 shares. These Awards will vest in 25% increments on each July 1, commencing on July 1, 1997. Effective upon the IPO, the Committee also made the following grants of non-qualified stock options under the 1996 ICP: Mr. Axelrod -- 385,355 options, Mr. Tomaszewski -- 75,000 options, Mr. Silverstein -- 75,000 options and Mr. Scullin -- 45,000 options. Such options have an exercise price equal to $15.50 which was the initial public offering price of the Common Stock. These options become exercisable in four equal installments based on continued service with the Company during the four-year period following the grant date.

     Federal Income Tax Implications of the 1996 ICP. The following is a brief description of the federal income tax consequences generally arising with respect to Awards under the 1996 ICP. The grant of an option or SAR will create no tax consequences for the participant or the Company. A participant will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable shares received.

     Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price.

     Generally, for Awards granted under the 1996 ICP that result in the payment or issuance of cash or shares or other property, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received. With respect to Awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. However, a participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture. The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, SAR or the Award.

     The foregoing summary of the federal income tax consequences in respect of the 1996 ICP is for general information only. Interested parties should consult their own advisors as to specific tax consequences, including the application and effect of foreign, state and local tax laws.

                              INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors to make an examination of the accounts of the Company for the 1997 fiscal year. KPMG Peat Marwick LLP served as independent auditors for CVS, which wholly-owned the Company at the time of the IPO, and has served as the independent auditors of the Company since the IPO. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's Proxy Statement, Notice of Meeting and proxy relating to the 1998 Annual Meeting, not later than December 2, 1997.

     The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any Annual Meeting of Shareholders, or to bring business before an Annual Meeting of Shareholders of the Company. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an Annual Meeting of Shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, to be timely, notice by the shareholders must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.

                                  ANNUAL REPORT

     A copy of the Company's Annual Report has been mailed to all shareholders of record. Shareholders, upon written request to the Investor Relations Department of the Company, 6 Brighton Road, Clifton, New Jersey 07015, may receive, without charge, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, required to be filed with the Securities and Exchange Commission for the 1996 fiscal year.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

                                     PROXY

                             LINENS 'N THINGS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 6, 1997

         This Proxy is Solicited on Behalf of the Board of Directors of
                             Linens 'n Things, Inc.

     The undersigned hereby appoints Brian D. Silva and Denise Tolles, and each or either of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of Linens 'n Things, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey on May 6, 1997, and at any adjournments or postponements of such meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. PLEASE VOTE PROMPTLY.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

[x] Please mark
    votes as in
    this example.

1.  ELECTION OF ONE DIRECTOR

To elect Philip Beekman as Director for a three year term.

                    FOR   WITHHELD
                    [ ]     [ ]

2. 1996 INCENTIVE COMPENSATION PLAN

To approve the adoption of the 1996 Incentive Compensation Plan.

                                       FOR    AGAINST   ABSTAIN
                                       [ ]      [ ]       [ ]

 MARK HERE
FOR ADDRESS
 CHANGE AND
NOTE AT LEFT  [ ]

 MARK HERE
IF YOU PLAN
 TO ATTEND
THE MEETING   [ ]

Please sign exactly as your name or names appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please print the full corporate name and sign by president or other authorized officer. If a partnership, please print the full partnership name and sign by authorized person.

Signature:                                     Date:
          ----------------------------------        ----------------------------

Signature:                                     Date:
          ----------------------------------        ----------------------------